Exhibit 10.2

Execution Copy

MASTER REPURCHASE AGREEMENT

Dated as of February 28, 2007

Between

AMERICAN HOME MORTGAGE ACCEPTANCE, INC.,

AMERICAN HOME MORTGAGE CORP.,

AMERICAN HOME MORTGAGE INVESTMENT CORP.

and

AMERICAN HOME MORTGAGE SERVICING, INC.,

as Sellers

and

ABN AMRO BANK N.V.,

in its capacity as “Agent” for the “Purchasers”,

as Buyer

Table of Contents

1.	Applicability	1
2.	Definitions	1
3.	Initiation; Confirmation; Termination	13
4.	Margin Maintenance	15
5.	Collections	16
6.	Security Interest	16
7.	Payment and Transfer	17
8.	Segregation of Documents Relating to Purchased Mortgage Loans	17
9.	Substitution	17
10.	Representations and Warranties	18
11.	Events of Default	18
12.	Servicing of the Purchased Mortgage Loans	24
13.	Single Agreement	24
14.	Notices and Other Communications	25
15.	Payment of Expenses; Indemnity	26
16.	Buyer as Attorney-in-Fact	27
17.	Wire Instructions	28
18.	Entire Agreement; Severability	28
19.	Non assignability; Termination	28
20.	Counterparts	29
21.	GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL	29
22.	No Waivers, Etc.	29
23.	Use of Employee Plan Assets	30
24.	Intent	30
25.	Disclosure Relating to Certain Federal Protections	31
26.	Contribution with Respect to Seller Obligations.	31
1.	Additional Representations	1
2.	Identification of Purchasers	1
3.	Multiple Principals	1
4.	Interpretation of Terms	1

EXHIBIT A ELIGIBLE MORTGAGE LOAN CRITERIA

EXHIBIT B CONCENTRATION PERCENTAGES

EXHIBIT C FORM OF CONFIRMATION

EXHIBIT D FORM OF INITIAL LOAN SCHEDULE

EXHIBIT E FORM OF REPURCHASE LOAN SCHEDULE

EXHIBIT F FORM OF SUPPLEMENTAL LOAN SCHEDULE

MASTER REPURCHASE AGREEMENT

Dated as of February 28, 2007

Between:

AMERICAN HOME MORTGAGE ACCEPTANCE, INC., AMERICAN HOME

MORTGAGE CORP., AMERICAN HOME MORTGAGE INVESTMENT CORP. and

AMERICAN HOME MORTGAGE SERVICING, INC. (each, a “Seller”)

and

ABN AMRO BANK N.V., in its capacity as “Agent” for the “Purchasers” described below (“Buyer”)

1.	Applicability

From time to time the parties hereto may enter into transactions in which American Home Mortgage Acceptance, Inc. (“AHMA”), American Home Mortgage Corp. (“AHM”), American Home Mortgage Investment Corp. (“AHMIC”) and American Home Mortgage Servicing, Inc. (“AHMS” and together with AHMA, AHM and AHMIC, the “Sellers” and each a “Seller”) agrees to transfer to ABN AMRO Bank N.V. (“ABN AMRO”), as “Agent” for the “Purchasers” described below (in such capacity, “Buyer”) Mortgage Loans against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to such Seller such Mortgage Loans at a date certain or on demand, against the transfer of funds by such Seller. Each such transaction shall be referred to herein as a “Transaction” and shall be governed by this Agreement (including any supplemental terms or conditions contained in Annex I hereto or any other Annexes or Exhibits hereto and in the Letter Agreement), as the same shall be amended from time to time in accordance with the terms hereof and of the Letter Agreement.

2.	Definitions.

“ABN AMRO” shall have the meaning specified in Paragraph 1 hereof.

“Accepted Servicing Practices” shall mean those mortgage servicing and administering practices customarily required by Sellers for the Servicer of the Mortgage Loans, in each case in accordance with (i) any and all applicable federal, state and local laws, and the servicing provisions of the applicable Agency Guidelines, (ii) the exercise by the Servicer of a level of care and diligence no less stringent than the Servicer customarily employs and exercises in servicing and administering similar construction mortgage loans for its own account and that are in accordance with accepted mortgage servicing practices of prudent lending institutions servicing mortgage loans of the same type as the Mortgage Loans in the jurisdiction in which the related Mortgaged Properties are located and (iii) the related Mortgage Contracts.

“Account Control Agreement” shall mean the Account Control Agreement dated as of the date hereof among the Sellers, the Servicer, the Agent and the Bank.

“Act of Insolvency” shall mean, with respect to any Person, the occurrence of any of the events described in Paragraphs 11(a)(vi), (vii) or (viii) with respect to such Person.

“Additional Purchased Mortgage Loans” shall have the meaning set forth in Paragraph 4(a) hereof.

“Affected Party” shall have the meaning specified in the Letter Agreement.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such specified Person. For purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agency Agreement” shall mean that certain Agency Agreement, dated as of the date hereof, among Buyer, the Group Agents and the Purchasers, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Agency Guidelines” shall mean the FHLMC Guidelines, the GNMA Guidelines and the FNMA Guidelines, as applicable, as such guidelines have been amended from time to time with respect to Sellers.

“Agent” shall mean ABN AMRO, in its capacity as “Agent” for the Purchasers under the Letter Agreement.

“Agent Fee Letter” shall mean the Agent Fee Letter, dated as of the date hereof, among Sellers and the Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Agreement” shall mean this Master Repurchase Agreement, dated as of February 28, 2007, among Sellers and Buyer, as amended, restated, supplemented or otherwise modified from time to time.

“AHMH” shall mean American Home Mortgage Holdings, Inc. a Delaware corporation.

“AHMIC” shall mean American Home Mortgage Investment Corp., a Maryland corporation.

“Authorized Representative” shall mean with respect to each Seller, any representative of such Seller involved in, or responsible for, entering into Transactions and with respect to each Seller and the Servicer, any representative of such Seller and the Servicer authorized to act on such respective Seller’s or Servicer’s behalf, and whose name appears on a list of authorized officers (or as may be designated by such Person) furnished to the Buyer and Group Agents by the Sellers and the Servicer, as such list may from time to time be amended.

“Bank” shall mean Deutsche Bank National Trust Company, in its capacity as the bank which holds the Buyer’s Account.

“Bankruptcy Code” shall mean Title 11 of the United States Code (11 U.S.C. Section 101 et seq.), as amended by the Bankruptcy Reform Act and as further amended from time to time or any successor statute.

“Bankruptcy Reform Act” shall mean the Bankruptcy Abuse Prevention and Consumer Protection Act of 2005, effective as of October 17, 2005.

“Breakage Costs” shall mean all amounts owing by any Seller to the Agent for the account of the Purchasers under Paragraph 7 of the Letter Agreement.

“Business Day” shall mean any day other than (i) a Saturday or Sunday or (ii) any day on which banks located in New York City, New York or in Chicago, Illinois, are authorized or required by law or executive order to be closed.

“Buyer’s Account” shall mean that certain collection account number 57564 in the name of the Buyer held at the Bank.

“Collection Account” shall have the meaning specified in the Letter Agreement.

“Commitment Termination Date” shall have the meaning specified in the Letter Agreement.

“Concentration Category” shall mean, with respect to the Mortgage Loans, each category set forth in Exhibit B under the heading “Concentration Category”.

“Concentration Limit” shall mean, as of any date of determination, with respect to the Mortgage Loans included in any Concentration Category, the product of (a) the “Concentration Percentage” set forth in Exhibit B for such Concentration Category as of such date and (b) the aggregate Outstanding Principal Balance of all Purchased Mortgage Loans as of such date.

“Confirmation” shall mean a confirmation substantially in the form of Exhibit C hereto delivered pursuant to Paragraph 3 hereof.

“Credit and Collection Policy” shall mean those credit and collection policies and practices of Sellers and the Servicer, in existence on the date hereof relating to originating, acquiring, servicing and enforcing Mortgage Loans (including credit requirements as to the sellers, contractors, builders, inspectors, custodians and servicers for any such Mortgage Loans) and the foreclosure and liquidation of the related Mortgaged Properties, in each case as delivered by each Seller to Agent and as subsequently modified from time to time in accordance with the Transaction Documents.

“Custodial Agreement” shall mean the Custodial Agreement dated as of the date hereof, among Sellers, the Servicer, Buyer and the Custodian providing for the custody of the Purchased Mortgage Loans, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Custodian” shall mean Deutsche Bank National Trust Company in its capacity as custodian under the Custodial Agreement or any successor thereto mutually agreeable to Buyer and Sellers.

“Daily Market Value Report” shall have the meaning specified in the Letter Agreement.

“Default Rate” shall have the meaning specified in the Letter Agreement.

“Debtor Laws” shall mean all applicable liquidation, conservatorship, bankruptcy, fraudulent transfer or conveyance, moratorium, arrangement, receivership, insolvency, reorganization or similar laws from time to time in effect affecting the rights of creditors generally.

“Defaulted Loan” shall mean a Mortgage Loan (i) as to which any Monthly Payment remains unpaid for 90 days or more from the original due date for such Monthly Payment, (ii) as to which an Act of Insolvency has occurred with respect to any Mortgagor thereof, or (iii) which, consistent with the Credit and Collection Policy, has been or should be written off as uncollectible.

“Delinquent Loan” shall mean a Mortgage Loan that is not reported as a Defaulted Loan and (a) with respect to which any Monthly Payment, or part thereof, is 30 days or more past the original due date for such Monthly Payment, or (b) which, consistent with the applicable Seller’s Credit and Collection Policy, has been or should be classified as delinquent by such Seller.

“Electronic Tracking Agreement” shall mean the Electronic Tracking Agreement dated the date hereof among the Agent, Sellers, the Servicer, MERS and MERSCORP, INC., as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Eligible Mortgage Loan” shall have the meaning specified in Exhibit A.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default” shall have the meaning specified in Paragraph 11.

“Excess Concentration Amount” shall mean, as of any date of determination, the sum (without duplication) of the following amounts for each Concentration Category: The amount for each Concentration Category equal to (a) the aggregate Loan Collateral Value of all Eligible Mortgage Loans in such Concentration Category, minus (b) the Concentration Limit applicable to such Concentration Category.

“FDIA” shall mean the Federal Deposit Insurance Act, as amended.

“Fee Letter” shall mean the Fee Letter, dated as of the date hereof, among Sellers and the Group Agents party thereto from time to time, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“FHA” shall mean the Federal Housing Administration, which is a subdivision of HUD, or any successor thereto. The term “FHA” is used interchangeably in this Agreement with the term “HUD”.

“FHLMC” shall mean the Federal Home Loan Mortgage Corporation, or any successor thereto.

“FHLMC Guidelines” shall mean the Freddie Mac Seller and Servicer Guidelines, as such guidelines may hereafter from time to time be amended.

“FICO Score” shall mean a statistical credit score obtained by many mortgage lenders in connection with a loan application to help assess a borrower’s creditworthiness. A FICO score is generated by models developed by a third party and made available to lenders through Fair Isaac Corporation, TransUnion LLC, Experian or any successor credit bureau. The FICO score is based on a borrower’s historical credit data, including, among other things, payment history, delinquencies on accounts, levels of outstanding indebtedness, length of credit history, types of credit and bankruptcy experience.

“FNMA” shall mean the Federal National Mortgage Association, or any successor thereto.

“FNMA Guidelines” shall mean the FNMA Selling and Servicing Guides and all amendments or additions thereto.

“GAAP” shall mean generally accepted accounting principles as in effect in the United States from time to time, consistently applied.

“GNMA” shall mean Government National Mortgage Association or any successor thereto.

“GNMA Guidelines” shall mean the GNMA Mortgage-Backed Securities Guide 5500.3 and all amendments or additions thereto.

“Governmental Authority” shall mean any applicable nation or government, any agency, department, state or other political subdivision thereof, or any instrumentality thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government. Government Authority shall include, without limitation, each of FNMA, FHLMC, FHA, HUD, VA and GNMA.

“Group Agents” shall have the meaning specified in the Letter Agreement.

“Incipient Event of Default” shall mean any event which, with the giving of notice or lapse of time or both, would constitute an Event of Default.

“Indebtedness” shall mean, for any Person, without duplication, and at any time, (a) all obligations required by GAAP to be classified on such Person’s balance sheet as liabilities, (b) obligations secured (or for which the holder of the obligations has an existing contingent or other right to be so secured) by any Lien existing on property owned or acquired by such Person, (c) obligations that have been (or under GAAP should be) capitalized for financial reporting purposes, and (d) all guaranties, endorsements, and other contingent obligations with respect to obligations of others.

“Initial Loan Schedule” shall mean a schedule of Purchased Mortgage Loans in the form of Exhibit D delivered on the Initial Purchase Date.

“Initial Purchase Date” shall mean February 28, 2007.

“IRC” shall mean the Internal Revenue Code of 1986, as amended from time to time and any successor statute.

“Letter Agreement” shall mean that certain letter agreement, dated as of the date hereof, among Buyer, Sellers, the Servicer, the Group Agents and the Purchasers, with respect to the Transactions contemplated hereunder, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Lien” shall mean any security interest, mortgage, deed of trust, charge, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or other security agreement of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement or any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement under the UCC or comparable law of any jurisdiction to evidence any of the foregoing.

“Loan Collateral Value” shall mean, as of any date of determination with respect to each Purchased Mortgage Loan, an amount equal to the lesser of (a) the then Outstanding Principal Balance of such Mortgage Loan as of such date and (b) the Market Value of such Mortgage Loan as of such date; provided that Mortgage Loans which are not Eligible Mortgage Loans as of any date shall have a Loan Collateral Value of zero.

“Loan Documents” shall mean with respect to each Purchased Mortgage Loan, all of the Principal Mortgage Documents and all of the Other Mortgage Documents with respect to such Mortgage Loan.

“Loan Schedule” shall mean the Initial Loan Schedule and each Supplemental Loan Schedule, which shall in any event exclude any Mortgage Loans specified in any Repurchase Loan Schedule.

“Loan-to-Value Ratio” shall mean, for any Mortgage Loan as of the related Purchase Date, a fraction (expressed as a percentage) having (i) an amount equal to the applicable Seller’s maximum funding commitment under the related Mortgage Contract on the date of origination of such Mortgage Loan as its numerator; and (ii) as its denominator, the appraised value of the related Mortgaged Property on the date of origination of such Mortgage Loan.

“Lock-Box” shall have the meaning specified in the Letter Agreement.

“Manufactured Home” shall mean a single-family home constructed on a chassis at a factory and shipped in one or more sections to a housing site, then installed on a semi-permanent foundation.

“Margin Deficit” shall have the meaning specified in Paragraph 4(a) hereof.

“Margin Excess” shall have the meaning specified in Paragraph 4(b) hereof.

“Market Value” shall mean, as of any date with respect to any Purchased Mortgage Loan, the fair market value of such Purchased Mortgage Loan determined as of the prior Business Day and in accordance with Paragraph 3(d); provided, that the Market Value of any Mortgage Loan which is not an Eligible Mortgage Loan shall be zero.

“Material Adverse Effect” shall mean, with respect to any Person, any material adverse effect on (i) the validity or enforceability of this Agreement or any other Transaction Document, (ii) the business, operations, total Property or financial condition of such Person, (iii) the Purchased Assets taken as a whole, (iv) the enforceability or priority of the Lien in favor of Agent on any material portion of the Purchased Assets, or (v) the ability of such Person to fulfill its obligations under this Agreement or any other Transaction Document.

“MERS” shall mean Mortgage Electronic Registration Systems, Inc., a Delaware corporation.

“Monthly Payment” shall mean with respect to any Mortgage Loan, the scheduled monthly payment of principal and/or interest by the related Mortgagor on such Mortgage Loan.

“Monthly Report” shall have the meaning specified in the Letter Agreement.

“Mortgage” shall mean the mortgage, deed of trust or other instrument creating a lien on a fee simple estate in Mortgaged Property securing a Mortgage Note together with any amendments, riders, addendums, modification agreements, extensions or renewals thereof and any new mortgage taken in exchange or substitution therefor in connection with a modification, conversion or refinancing of such mortgage or the related Mortgage Note.

“Mortgage Contract” shall mean a residential construction loan agreement, building loan agreement, loan agreement, construction loan agreement or other financing agreement entered into by a Seller and a Mortgagor, evidencing the related Seller’s obligation to provide funding of such Mortgagor’s construction project and setting forth, among other things, the terms and provisions related to the repayment of funds extended to the Mortgagor thereunder.

“Mortgage Loan” shall mean, at any time, any fixed rate or floating rate mortgage loan which is secured by a Mortgage on real estate and which is made to a Mortgagor for the construction of a new single family detached residential property pursuant to the related Mortgage Contract, including all amounts owed or to be owed by such Mortgagor with respect to all Mortgagor Advances advanced or to be advanced to such Mortgagor under such Mortgage Contract, and includes (i) such mortgage loan whether in the construction period or in the permanent loan term and (ii) any mortgage loan secured by a Mortgage on such residential property made in exchange or substitution therefor and/or in connection with a modification, conversion or refinancing of such Mortgage Loan.

“Mortgage Note” shall mean the original, executed promissory note or other evidence of indebtedness of a Mortgagor under a Mortgage Loan, together with any rider, amendment, addendums, modification agreements, extension or renewal thereof and any original promissory note taken in exchange or substitution therefor and/or in connection with a modification, conversion or refinancing of such Mortgage Loan from a construction loan to a permanent mortgage loan or otherwise.

“Mortgaged Property” shall mean the underlying real property subject to a Mortgage (including, without limitation, all buildings, improvements and fixtures thereon and all additions, alterations and replacements made at any time with respect to the foregoing) securing a Mortgage Loan.

“Mortgagor” shall mean the obligor on a Mortgage Note.

“Mortgagor Advance” shall mean, with respect to any Mortgage Loan, a loan or advance made to the Mortgagor under the related Mortgage Contract and evidenced by the related Mortgage Note.

“Net Collateral Value” shall mean, as of any date of determination, an amount equal to (A) the sum of the Loan Collateral Values for all Purchased Mortgage Loans which are Eligible Mortgage Loans as of such date, minus (B) the Excess Concentration Amount as of such date minus (C) the Required Reserve Amount as of such date.

“OTC Loan” shall mean a Mortgage Loan which the Sellers refer to as a “one-time-close loan”, in which the Mortgage Note and Mortgage related to such Mortgage Loan both include construction loan addendums or riders, as applicable, to the permanent mortgage loan documentation.

“Other Mortgage Documents” shall have the meaning assigned to such term in the Custodial Agreement.

“Outstanding Principal Balance” shall mean, as of any date of determination with respect to any Mortgage Loan, the unpaid outstanding principal balance of such Mortgage Loan as of such date.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Performance Guarantors” shall mean AHMIC and AHMH, and their successors and assigns.

“Performance Guaranty” shall mean the Performance Guaranty dated the date hereof among the Performance Guarantors and Buyer, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Person” shall mean an individual, partnership, corporation (including a business trust), joint-stock company, limited liability company, trust, unincorporated association, joint venture, government (or any agency or political subdivision thereof) or other entity.

“Price Differential” shall mean, with respect to any Transaction hereunder as of any date, the aggregate amount obtained by daily application of the Pricing Rate (or weighted average of the Pricing Rates, in the event that portions of the Purchase Price are being funded at different Pricing Rates) for such Transaction to the amount equal to the Purchase Price for such Transaction on a 360 day per year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the date of determination (reduced by any amount of such Price Differential previously paid by the applicable Seller to Buyer with respect to such Transaction).

“Pricing Rate” shall mean the per annum percentage rate for determination of the Price Differential, which rate shall be determined in accordance with the Letter Agreement.

“Principal Mortgage Documents” shall have the meaning assigned to such term in the Custodial Agreement.

“Property” shall mean, any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Purchase Date” shall mean, with respect to each Transaction, the date on which the Mortgage Loans subject to such Transaction are to be transferred or were transferred, as the case may be, by the applicable Sellers to Buyer hereunder.

“Purchase Price” shall mean, with respect to any Transaction, (i) on the Purchase Date in respect thereof, the price at which Purchased Mortgage Loans subject to such Transaction are sold by the applicable Sellers to Buyer hereunder, and (ii) thereafter, except where Buyer and such Sellers agree otherwise, such price decreased by the amount of any cash transferred by such Sellers to Buyer and applied to reduce the Purchase Price pursuant to Paragraph 4(a) hereof.

“Purchased Assets” shall have the meaning specified in Paragraph 6 hereof.

“Purchased Mortgage Loans” shall mean, with respect to any Transaction, the Mortgage Loans sold by the applicable Sellers to Buyer in such Transaction hereunder, as adjusted to give effect to include Additional Purchased Mortgage Loans delivered pursuant to Paragraph 4(a) hereof and any Purchased Mortgage Loans repurchased by such Sellers or transferred to such Sellers. Unless the context shall otherwise require, the term “Purchased Mortgage Loans” shall refer to all Purchased Mortgage Loans under all Transactions. “Purchased Mortgage Loan” shall include (i) the entire Outstanding Principal Balance of each Mortgage Loan, regardless of whether Buyer has advanced against all Mortgagor Advances with respect to such Mortgage Loan, and (ii) all rights (but not the obligations unless Buyer has exercised its rights under Section 11 to sell such Mortgage Loan after the occurrence of an Event of Default) to make future Mortgagor Advances under the Mortgage Contract related to such Mortgage Loan.

“Purchasers” shall mean the commercial paper conduits, financial institutions and other entities party to the Letter Agreement from time to time as “Purchasers” thereunder.

“Related Security” shall mean, with respect to any Purchased Mortgage Loan, all of the applicable Seller’s right, title and interest in and to: (i) the Mortgaged Property; (ii) all other security interests or liens securing the repayment of such Purchased Mortgage Loan, together with the related Mortgages, assignments and financing statements; (iii) all insurance contracts, guaranties, contracts, supporting obligations and other contracts supporting the repayment of such Purchased Mortgage Loan; (iv) all Loan Documents relating to such Purchased Mortgage Loans; (v) Collections with respect thereto; (vi) all servicing and custodial rights with respect thereto; (vii) all recourse rights against the originators or sellers thereof, (viii) the Buyer’s Account; (ix) all Takeout Commitments, to the extent that there are such commitments; and (x) all proceeds of such Purchased Mortgage Loan or of the foregoing property described in clauses (i) through (ix) above.

“Repurchase Conditions” shall mean, with respect to any repurchase by any Seller of any Purchased Mortgage Loans or any request that Buyer transfer to such Seller Purchased Mortgage Loans on account of a Margin Excess:

(i) such Seller shall have delivered to Buyer a notice, by no later than 11:00 a.m. (New York City time) one (1) Business Day prior to the proposed repurchase or transfer together with a Repurchase Loan Schedule identifying the Purchased Mortgage Loans to be repurchased or transferred on such date;

(ii) the Servicer shall have delivered to Buyer a Supplemental Loan Schedule and a Daily Market Value Report (after giving effect to the conveyance of any Additional Purchased Mortgage Loans by such Seller occurring on or before the day the proposed repurchase or transfer is to take place) which shows that, after giving effect to the repurchase of the repurchased or transferred Mortgage Loans and to any payment of the Repurchase Price to occur simultaneously with such repurchase, there will be no Margin Deficit;

(iii) the Agent shall have received payment with respect to such repurchase or transfer in an amount sufficient to prevent the occurrence of a Margin Deficit by no later than 2:30 p.m. (New York City time) on the date of the proposed release; and

(iv) no Incipient Event of Default or Event of Default shall have occurred and be continuing or would occur as a result of the Agent’s release of its security interest in the Mortgage Loans to be so repurchased or transferred.

Delivery of a Repurchase Loan Schedule referred to in clause (i) above shall be a representation and warranty by such Seller that (i) the Repurchase Conditions described above (other than the condition set forth in clause (iii)) have been satisfied and (ii) no adverse selection was used in selecting the Mortgage Loans to be so repurchased.

“Repurchase Date” shall mean, with respect to each Transaction, the date on which the Sellers are to repurchase the Purchased Mortgage Loans subject to such Transaction from Buyer, which date shall be the earliest of the following: (i) (a) for Mortgage Loans which were purchased by a Seller from Waterfield, the 180th day after the date hereof or if not a Business Day, the immediately preceding Business Day or such earlier Business Day set forth in the applicable Confirmation, or, subject to the notice requirements set forth in the Repurchase Conditions, such earlier Business Day selected by the applicable Sellers and (b) for all other Mortgage Loans, on the 364th day after the Purchase Date or if not a Business Day, the immediately preceding Business Day with respect to such Mortgage Loan or such earlier Business Day set forth in the applicable Confirmation, or, subject to the notice requirements set forth in the Repurchase Conditions, such earlier Business Day selected by the applicable Sellers, (ii) within one (1) Business Day after the date such Purchased Mortgage Loan is no longer an Eligible Mortgage Loan, (iii) the date declared by the Buyer to be the Repurchase Date with respect to such Transaction pursuant to Paragraph 11(b) and (iv) on the Termination Date, including a Termination Date declared by the Agent after the occurrence of an Event of Default.

“Repurchase Loan Schedule” shall mean a schedule of Purchased Mortgage Loans being repurchased on a Repurchase Date substantially in the form of Exhibit E.

“Repurchase Price” shall mean, with respect to each Transaction, the price at which Purchased Mortgage Loans subject to such Transaction are to be resold by Buyer to the applicable Sellers upon termination of such Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of (i) the Purchase Price as of the date of such determination, plus (ii) if any accrued and unpaid Price Differential is then due and owing, such accrued and unpaid Price Differential, plus (iii) any other accrued and unpaid fees, expenses, indemnities and other amounts then due and owing to the Agent, any Group Agent or any Purchaser, including, without limitation, under Paragraph 4(d) or Paragraph 7 of the Letter Agreement or under Paragraph 15 hereof.

“Required Group Agents” shall have the meaning specified in the Letter Agreement.

“Required Reserve Amount” shall mean as of any date of determination an amount equal to 6.00% of the positive difference between (i) the aggregate Loan Collateral Values of all Eligible Mortgage Loans as of such date and (ii) the Excess Concentration Amount as of such date.

“Servicer” shall mean American Home Mortgage Servicing, Inc. in its capacity as servicer of the Purchased Mortgage Loans, or any successor thereto mutually agreeable to Buyer and Sellers.

“Subsidiary” shall mean, with respect to any Person, any corporation or other entity of which securities having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person, or one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Supplemental Loan Schedule” shall mean a schedule of Purchased Mortgage Loans after giving effect to each Transaction and each repurchase of Mortgage Loans, substantially in the form of Exhibit F.

“Takeout Agreement” shall mean an agreement between a Takeout Investor and a Seller, pursuant to which such Takeout Investor has committed to purchase from such Seller certain of the Purchased Mortgage Loans, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Takeout Commitment” shall mean, with respect to each Takeout Investor, an amount equal to the aggregate Takeout Value for all Purchased Mortgage Loans that such Takeout Investor has committed to purchase from any Seller pursuant to one or more Takeout Agreements.

“Takeout Investor” shall mean any entity which purchases Mortgage Loans from a Seller.

“Takeout Value” shall mean, with respect to any Purchased Mortgage Loan, the price that a Takeout Investor has agreed to pay to a Seller for such Purchased Mortgage Loan.

“Tangible Net Worth” shall mean, with respect to any Person, the excess of total assets of such Person over the total liabilities of such Person determined in accordance with GAAP, but excluding from the determination of total assets: (a) all assets which would be classified as intangible assets under GAAP, including, without limitation, goodwill (whether representing the excess cost over book value of assets acquired or otherwise), patents, trademarks, trade names, copyrights, franchises and deferred charges (including, without limitation, unamortized debt discount and expense, organization costs and research and product development costs), (b) loans or other extensions of credit to officers, employees, shareholders or Affiliates of such Person (other than the Servicer, Sellers, and the Performance Guarantors) and (c) investments in Subsidiaries of such Person (other than the Servicer, Sellers, and the Performance Guarantors).

“Termination Date” shall mean the earliest of (i) that Business Day which Sellers designate as the Termination Date by written notice to Buyer at least thirty (30) days prior to such date, (ii) the date of declaration of the Termination Date by Buyer following an Event of Default, and (iii) the Commitment Termination Date.

“Transaction” has the meaning set forth in Paragraph 1 hereof but shall include, as the context may require, (i) each transfer of Mortgage Loans to Buyer against the transfer of funds by Buyer or on account of a Margin Deficit, (ii) each transfer of Mortgage Loans to Buyer in connection with any repurchase, withdrawal or substitution of Mortgage Loans, and (iii) any portion of any Transaction remaining outstanding after giving effect to any repurchase, withdrawal or substitution of Mortgage Loans under this Agreement.

“Transaction Documents” shall mean this Agreement, the Letter Agreement, the Custodial Agreement, the Electronic Tracking Agreement, the Performance Guaranty, the Agency Agreement, the Fee Letter, the Agent Fee Letter and the Account Control Agreement, in each case as amended, restated, supplemented or otherwise modified from time to time.

“TTC Loan” shall mean a Mortgage Loan which the Sellers refer to as a “two-time-close loan”, which matures at the end of the construction term, and is expected to be refinanced by a Seller from a construction loan to a permanent mortgage loan at maturity.

“UCC” shall mean the Uniform Commercial Code, as amended from time to time, as in effect in the relevant jurisdiction.

“Unapproved Mortgage Loan” shall mean a Mortgage Loan which was originated by an entity other than a Seller, which entity was either merged into or consolidated with or into a Seller subsequent to such origination and which has not been approved by the Required Group Agents.

“VA” shall mean the Department of Veterans Affairs, or any successor thereto.

“Waterfield” shall mean Waterfield Financial Corporation, an Indiana corporation.

“Wet Loan” shall mean a wet-funded Mortgage Loan for which, as of the related Purchase Date, the Loan Documents required to be delivered to the Custodian under the Custodial Agreement have not yet been delivered and which shall have the following additional characteristics:

(i) the initial Mortgagor Advance has been funded by the applicable Seller prior to such Purchase Date;

(ii) the initial Mortgagor Advance has not been returned to such Seller by the escrow or closing agent for such Wet Loan; and

(iii) upon recordation of the related Mortgage, such Mortgage Loan will constitute a first priority lien on the premises described therein.

Capitalized terms used and not otherwise defined in this Agreement shall have the meanings set forth in the Letter Agreement.

3.	Initiation; Confirmation; Termination

(a) Subject to the terms of the Letter Agreement and the satisfaction of the conditions precedent set forth therein and in this Paragraph 3, on the Purchase Date for each Transaction, the applicable Purchased Mortgage Loans shall be transferred to Buyer for the account of the Purchasers against the transfer of the Purchase Price therefor to the account specified pursuant to Paragraph 17(a). Notwithstanding anything to the contrary herein, (i) Buyer is not providing a commitment to enter into any Transactions hereunder, (ii) Buyer shall not be obligated to consummate any Transaction hereunder unless the applicable Sellers has received the full amount of the Purchase Price for such Transaction directly from the Purchasers and (iii) Buyer shall not be obligated to fund any amount of the Purchase Price for any Transaction hereunder if any Purchaser fails to fund such amount.

(b) In the event that one or more of the Sellers desire to enter into a Transaction hereunder, such Sellers shall deliver to Buyer prior to 12:00 noon, New York City time, one (1) Business Day prior to the proposed Purchase Date, a signed Confirmation. The Confirmation, together with this Agreement and the Letter Agreement, shall constitute conclusive evidence of the terms agreed to between Buyer and the applicable Sellers with respect to the Transaction to which the Confirmation relates. In the event of any conflict between the terms of such Confirmation and this Agreement or between the terms of such Confirmation and the Letter Agreement, the terms of this Agreement or, if applicable, of the Letter Agreement, shall prevail. Not later than 12:00 noon (New York City time) on the applicable Purchase Date, the Agent shall have received the Trust Receipt from the Custodian in accordance with Paragraph 9(b)(i) of the Letter Agreement. The Purchase Price with respect to such Purchased Mortgage Loans shall be transferred to the applicable Sellers to the account specified pursuant to Paragraph 17(a) not later than 4:00 p.m. (New York City time) on such Purchase Date subject to the satisfaction of the conditions precedent set forth herein and in the Letter Agreement.

(c) The termination of each Transaction will be effected on the Repurchase Date set forth in the related Confirmation. Termination of each Transaction will be effected by transfer to the applicable Sellers or their agents of the Purchased Mortgage Loans against the transfer of the applicable Repurchase Price to the Group Agents in accordance with the Letter Agreement.

(d) Each Confirmation shall include a calculation of the Market Value of the Purchased Mortgage Loans and a Daily Market Value Report, in each case, after giving effect to such Confirmation. On the Initial Purchase Date, the applicable Sellers shall include with their Confirmation the Initial Loan Schedule. On each subsequent Purchase Date, the applicable Sellers shall include with each Confirmation a Supplemental Loan Schedule with respect to all of the Purchased Mortgage Loans after giving effect to the subject Transaction. Each Seller shall determine, in accordance with its standard policies and procedures, the Market Value of each Purchased Mortgage Loan transferred by it and included (or to be included) in such calculations and the related Loan Schedule, which Market Values shall be determined as of the Business Day immediately preceding the date on which such Confirmation is delivered and will provide promptly upon request the data and assumptions for each such Purchased Mortgage Loan based on which such Market Value was determined. Within three (3) Business Days after the date on which Buyer receives a Confirmation or Daily Market Value Report, Buyer may dispute a Seller’s or Servicer’s determination of Market Value by notifying such Seller or Servicer of the discrepancy in writing. Each Seller or Servicer and Buyer will make a good faith effort to resolve the discrepancy in the calculation of Market Value. If the discrepancy is not resolved within five (5) days in a manner reasonably satisfactory to Buyer, such Seller or Servicer, as applicable, will be required to re-calculate the Market Value of the Purchased Mortgage Loans using the market values proposed by a mutually reasonably agreeable third party, or if such third party cannot be determined within in such five (5) day period, using the market values proposed by Buyer. Such recalculated Market Value shall be used in any reports delivered to the Buyer, the Purchasers or the Custodian until the calculation of Market Value dispute is resolved to the satisfaction of Buyer in a good faith, commercially reasonable manner. Following the resolution of the dispute, such Seller or Servicer, as applicable, will incorporate adjustments, if any, agreed to with Buyer in future calculations of the Market Value.

(e) The Sellers are jointly and severally obligated to pay the applicable Repurchase Price and repurchase the related Purchased Mortgage Loans from Buyer on the applicable Repurchase Date. The Sellers shall satisfy the Repurchase Conditions with respect to each repurchase hereunder on or prior to the Repurchase Date; provided that the failure to so satisfy any Repurchase Condition shall not relieve the Sellers of their joint and several obligations to pay the Repurchase Price on the applicable Repurchase Date with respect to any Transaction hereunder. Each obligation to repurchase exists without regard to any prior or intervening liquidation or foreclosure with respect to any Purchased Mortgage Loan. The applicable Sellers may accelerate the Repurchase Date with respect to any Transaction by written notice to the Agent and the Group Agents, provided that the Repurchase Conditions have been satisfied as of such accelerated Repurchase Date. Notwithstanding the satisfaction of the Repurchase Conditions with respect to any repurchase, each Seller agrees that (i) if the portion of any Repurchase Price received by any Group for such repurchase is less than $500,000, the applicable Group Agent may elect to hold all or a portion of such amount until it elects, in a commercially reasonable manner, to apply such amounts to the repayment of the Promissory Notes or other funds raised to fund the applicable Tranche (provided, however, that in the event that the aggregate amount so held under this clause (i) is greater than or equal to $500,000, such Group Agent shall be required to immediately apply such amount) and (ii) the Sellers shall be jointly and severally liable to pay the amounts required to be paid pursuant to Paragraph 7 of the Letter Agreement with respect to any such amounts so held pursuant to clause (i).

(f) With respect to any Transaction, Buyer may conclusively rely upon, and shall incur no liability to any Seller in acting upon, any request or other communication that Buyer reasonably believes to have been given or made by any Authorized Representative.

4.	Margin Maintenance

(a) If on any Business Day the Net Collateral Value is less than the aggregate Purchase Price for all outstanding Transactions at such time (a “Margin Deficit”), then Sellers shall jointly and severally be required, to transfer to Buyer no later than 2:30 p.m. (New York City time) on the following Business Day, cash or additional Mortgage Loans (such additional Mortgage Loans being referred to as “Additional Purchased Mortgage Loans”) so that the cash and Net Collateral Value, including any such Additional Purchased Mortgage Loans, will thereupon equal or exceed the aggregate Purchase Price for all outstanding Transactions at such time (after re-calculating the Required Reserve Amount on such additional Mortgage Loans or remaining Mortgage Loans). Any cash received on such day shall be applied to reduce the Purchase Price in respect of the Purchased Mortgage Loans on the next Business Day.

(b) If on any Business Day the Net Collateral Value exceeds the aggregate Purchase Price for all outstanding Transactions at such time (a “Margin Excess”), then Sellers may by notice to Buyer request that Buyer transfer cash or Purchased Mortgage Loans to Sellers, so that the Net Collateral Value, after deduction of any such cash or any Purchased Mortgage Loans so transferred, will thereupon not exceed such aggregate Purchase Price. Any such request for Buyer to transfer cash must be made in a minimum amount of $2,000,000 or an integral multiple of $500,000 in excess thereof. Buyer’s obligation to transfer cash in connection with any such request shall be subject to the satisfaction of the applicable conditions precedent set forth in Section 9(b) of the Letter Agreement, and Buyer’s obligation to transfer Purchased

Mortgage Loans to Sellers in connection with any such request shall be subject to satisfaction of the Repurchase Conditions. If Purchased Mortgage Loans are to be transferred to one or more of the Sellers in connection with a Margin Excess, then such Sellers may direct the Custodian to release such Purchased Mortgage Loans in an amount not to exceed the applicable Margin Excess; provided, that, all terms and conditions (including the Repurchase Conditions) set forth herein and in the Letter Agreement with respect to such Transaction have been complied with.

(c) To the extent there are funds on deposit in the Buyer’s Account on any day after the application to and payment of all amounts then due and payable to the Agent, the Group Agents and the Purchasers, then the Sellers may (or if Buyer has exercised exclusive control of the Buyer’s Account, at the request of the Sellers, Buyer shall) direct the Custodian to release such funds to the Sellers; provided, that no funds shall be released unless after giving effect to such release, all of the conditions set forth in clauses (ii) through (x) of Paragraph 9(b) of the Letter Agreement shall be satisfied. Notwithstanding the foregoing, in the event that amounts received into the Buyer’s Account cannot be applied to or transferred for the payment of any amounts then due and payable to the Agent, any Group Agent or any Purchaser because of the failure to satisfy the Repurchase Conditions or for any other reason, then no funds on deposit in the Buyer’s Account shall be released to any Seller until after such amounts can be applied to or transferred for the payment of such amounts then due and payable; provided that such funds shall be applied to or transferred for the payment of such amounts on the earlier of: (i) the date on which the Repurchase Conditions are satisfied, in the case of a repurchase of Purchased Mortgage Loans and (ii) two (2) Business Days after such funds are received in the Buyer’s Account.

(d) Any cash transferred pursuant to this Paragraph 4 shall be allocated pro rata among the Purchase Prices for all of the outstanding Transactions.

(e) Each Seller agrees to calculate (or cause Servicer to calculate) the Market Value of each Mortgage Loan to be transferred by it on the requested Purchase Date and on each Business Day thereafter.

5.	Collections

The Sellers shall cause the Collections to be managed and administered in accordance with the provisions of the Letter Agreement. The Buyer may deliver a “Notice of Exclusive Control” under, and as such term is defined in, the Account Control Agreement at any time in its sole discretion.

6.	Security Interest

Although the parties intend that all Transactions hereunder be sales and purchases and not loans, in the event any such Transactions are deemed to be loans, each Seller shall be deemed to have pledged, and hereby does pledge, to Buyer as security for the performance by all Sellers of their obligations under each such Transaction, and all of their payment and performance obligations under the Transaction Documents and shall be deemed to have granted, and hereby does grant, to Buyer a security interest in, all of such Seller’s now existing or hereafter acquired or arising right, title and interest in, to and under (i) all of the Purchased

Mortgage Loans with respect to all Transactions to which such Seller is a party hereunder, (ii) all Mortgage Notes, Mortgages and Related Security related to such Purchased Mortgage Loans, and (iii) all proceeds of the foregoing (collectively, the “Purchased Assets”). Each Seller hereby authorizes Buyer to file such financing statements relating to such Seller’s rights in the Purchased Assets as Buyer may deem appropriate, and appoints Buyer as such Seller’s attorney-in-fact in accordance with Paragraph 16 to (i) authenticate any such financing statement or statements in such Seller’s name and (ii) take such other actions as Buyer deems necessary or appropriate to perfect and continue the lien and security interest granted hereby and to protect, preserve and realize upon the Purchased Assets. Sellers shall pay all fees and expenses associated with perfecting such security interest including, without limitation, the cost of filing financing statements under the Uniform Commercial Code and recording assignments of mortgage as and when required by Buyer in its sole discretion. This Agreement shall constitute a security agreement, and Buyer shall have all of the rights of a secured party under applicable law and each of Sellers and Buyer represents and warrants as to itself that each remittance of amounts by a Seller to Buyer or a Purchaser under this Agreement or the Letter Agreement will have been (x) in payment of a debt incurred by such Seller in the ordinary course of business or financial affairs of such Seller and the Purchasers and (y) made in the ordinary course of business or financial affairs of such Seller and the Purchasers.

7.	Payment and Transfer

Unless otherwise mutually agreed, all transfers of funds hereunder shall be in immediately available funds.

8.	Segregation of Documents Relating to Purchased Mortgage Loans

All documents relating to Purchased Mortgage Loans in the possession of a Seller shall be segregated from other documents and securities in its possession and shall be identified as being subject to this Agreement. Segregation may be accomplished by appropriate identification on the books and records of the holder, including a financial or securities intermediary or a clearing corporation. Each Seller shall mark its master data processing records to indicate which of the Mortgage Loans constitute Purchased Mortgage Loans. The parties acknowledge that the Loan Documents will be held by the Custodian in accordance with the Custodial Agreement, and that certain other documents relating to the Purchased Mortgage Loans will be held by the Servicer in accordance with Sellers’ practices and procedures, and that none of such documents shall be deemed “in the possession of Seller” for purposes of this Paragraph 8. All of the applicable Seller’s interest in the applicable Purchased Mortgage Loans shall pass to Buyer on the related Purchase Date and nothing in this Agreement shall preclude Buyer from engaging in repurchase transactions with the Purchased Mortgage Loans or otherwise selling, transferring, pledging or hypothecating the Purchased Mortgage Loans, but no such transaction shall relieve Buyer of its obligations to transfer the Purchased Mortgage Loans to the applicable Seller pursuant to Paragraph 3 or 4 hereof.

9.	Substitution

Each Seller may substitute other Mortgage Loans for Purchased Mortgage Loans transferred by it hereunder. Each such substitution shall be deemed a Repurchase of the

Purchased Mortgage Loans to be transferred to such Seller in connection with such substitution and subject to satisfaction of the Repurchase Conditions. Each such substitution shall be made by transfer to Buyer of such other Mortgage Loans and transfer to such Seller of such Purchased Mortgage Loans. After substitution, the substituted Mortgage Loans shall be deemed to be Purchased Mortgage Loans.

10.	Representations and Warranties

On the date hereof, each Seller makes each of the representations and warranties set forth in the Letter Agreement and on the Purchase Date for any Transaction, each Seller shall be deemed to repeat all of the representations and warranties made by it in the Letter Agreement.

11.	Events of Default

(a) Each of the following events shall, upon the occurrence and continuance thereof, be an “Event of Default”:

(i)(a) any Seller shall fail to repurchase any Mortgage Loan that is required to be repurchased under the Transaction Documents and such failure shall remain unremedied for one (1) Business Day; (b) any Seller shall fail to make any payment of Price Differential or Fees owed to any Purchaser, Group Agent or the Agent on the date such payment is due and such failure shall remain unremedied for one (1) Business Day; (c) any Seller shall fail to make any other payment when due, of any fee, expense or other amount due hereunder, or under any other Transaction Document if such failure is not cured within five (5) calendar days of the due date of such payment or if such fee, expense or other amount due does not have a due date, within five (5) calendar days after the written request by any Purchaser, Group Agent or the Agent of such payment; or (d) the Servicer shall fail to make any payment or deposit to be made by it under any Transaction Document when due if such failure is not cured within five (5) calendar days of the due date of such payment or deposit, or if such amount due under such Transaction Document does not have a due date, within five (5) calendar days after the written request by any Purchaser, Group Agent or the Agent of such payment or deposit; or

(ii) any Seller fails to keep or perform any covenant or material obligations contained in this Agreement (other than as referred to in Paragraph 11(a)(i)) and such failure continues unremedied beyond the expiration of any applicable grace or notice period that may be expressly provided for in such covenant or material obligations; or

(iii) any Seller, the Servicer or either Performance Guarantor defaults in the due observance or performance of any of the covenants or agreements contained in any Transaction Document other than this Agreement, and (unless such default otherwise constitutes an Incipient Event of Default or an Event of Default pursuant to other provisions of this Paragraph 11(a)) such default continues unremedied beyond the expiration of any applicable grace or notice period that may be expressly provided for in such Transaction Document; or

(iv) any warranty or representation by or on behalf of any Seller, the Servicer or either Performance Guarantor contained in this Agreement or any other Transaction Document or any statement, warranty or representation in any Daily Market Value Report, Monthly Report, officer’s certificate or other writing furnished in connection with this Agreement, proves to have been incorrect or misleading in any material respect as of the date made or deemed made; provided, that, this shall not include representations or warranties with respect to specific Mortgage Loans, including but not limited to Mortgage Loan-level representations or warranties unless such incorrect statements are made knowingly or intentionally; or

(v)(a) any Seller, the Servicer or either Performance Guarantor fails to make when due or within any applicable grace period any payment on any Indebtedness with an unpaid principal balance of over $1,500,000; or (b) any event or condition occurs under any provision contained in any such obligation or any agreement securing or relating to such obligation (or any other breach or default under such obligation or agreement occurs) if the effect thereof is to cause or permit with the giving of notice or lapse of time or both the holder or trustee of such obligation to cause such obligation to become due prior to its stated maturity; or (c) any such obligation becomes due (other than by regularly scheduled payments) prior to its stated maturity; or (d) regarding each of the Sellers, the Performance Guarantors or the Servicer any of the foregoing occurs with respect to any one or more items of Indebtedness with unpaid principal balances exceeding, in the aggregate, $1,500,000 with respect to each of the Sellers, either Performance Guarantor and the Servicer; or

(vi) any Seller, the Servicer or either Performance Guarantor generally shall not pay its debts as they become due or shall admit in writing its inability to pay its debts, or shall make a general assignment for the benefit of creditors; or

(vii) any Seller, the Servicer or either Performance Guarantor shall (a) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor or liquidator of it or of all or a substantial part of its assets, (b) file a voluntary petition in bankruptcy, (c) file a petition or answer seeking reorganization or an arrangement with creditors or to take advantage of any Debtor Laws, (d) file an answer admitting the allegations of, or consent to, or default in answering, a petition filed against it in any bankruptcy, reorganization or insolvency proceeding, or (e) take action for the purpose of effecting any of the foregoing; or

(viii) an involuntary petition or complaint shall be filed against any Seller, the Servicer or either Performance Guarantor seeking bankruptcy or reorganization of any of the Sellers, the Servicer, or the Performance Guarantors or the appointment of a receiver, custodian, trustee, intervenor or liquidator of any Seller, the Servicer or either Performance Guarantor, all or substantially all of the assets of any of the Sellers, the Servicer, or the Performance Guarantors; or an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition or complaint seeking reorganization of any Seller, the Servicer or either Performance Guarantor or appointing a receiver, custodian, trustee, intervenor or liquidator of any Seller, the Servicer or either Performance Guarantor, or of all or substantially all of the assets of any Seller, the Servicer or either Performance Guarantor; or

(ix) any Seller, the Servicer or either Performance Guarantor shall fail within thirty (30) days to pay, bond or otherwise discharge any final judgment or order (or judgments or orders) for payment of money in excess of $5,000,000 (singly or in the aggregate); or

(x) any Person shall levy on, seize or attach all or any material portion of the assets of any Seller, the Servicer or either Performance Guarantor and within thirty (30) days thereafter such Seller, the Servicer or either Performance Guarantor shall not have dissolved such levy or attachment, as the case may be, and, if applicable, regained possession of such seized assets; or

(xi) an event or condition specified in Paragraph 10(w) of the Letter Agreement shall occur or exist; or

(xii) any of the applicable Sellers or the Servicer becomes ineligible to originate, sell or service Mortgage Loans to FNMA, FHLMC or GNMA, or FNMA, FHLMC or GNMA shall impose any sanctions upon or terminate or revoke any rights of the Servicer or any of the applicable Sellers; or

(xiii)(x) any Governmental Authority cancels any Seller’s or the Servicer’s right to be either a seller or servicer of such Governmental Authority’s insured or guaranteed Mortgage Loans or mortgage-backed securities, or (y) any Seller or the Servicer receives notice from a Governmental Authority that such Governmental Authority intends to revoke such Seller’s or Servicer’s right to be a seller or servicer of such Governmental Authority’s insured or guaranteed Mortgage Loans or mortgaged-backed securities and such notice is not withdrawn within ten (10) days of the receipt thereof; or

(xiv) failure of any Seller or the Servicer to correct an imbalance in any escrow account established with such Seller or Servicer as either an originator, purchaser or servicer of Mortgage Loans, which imbalance may have a Material Adverse Effect, within two (2) Business Days after demand by any beneficiary of such account or by Buyer; or

(xv) failure of any of the Sellers or the Servicer, to meet, at all times, the minimum net worth requirements of FNMA, FHLMC, or GNMA as an originator, seller or servicer, as applicable to the extent such Person is required to satisfy such requirements; or

(xvi) any material provision of this Agreement or any other Transaction Document shall for any reason cease to be in full force and effect, or be declared null and void or unenforceable in whole or in part; or the validity or enforceability of any such document shall be challenged or denied; or

(xvii) a “change in control,” with respect to the ownership of AHMIC shall have occurred after the date hereof (and as used in this subparagraph, the term “change in control” shall mean an acquisition by any Person, partnership or group, as defined under the Securities Exchange Act of 1934, as amended, of a direct or indirect beneficial ownership of 10% or more of the then-outstanding voting stock of either Performance Guarantor); or AHMIC shall cease at any time to own directly or indirectly 100% of the stock of each Seller (other than itself) and the Servicer; or

(xviii) there shall have occurred any event that could be reasonably expected to have a Material Adverse Effect on the enforceability or collectability of any significant portion of the Purchased Mortgage Loans (provided that to the extent such event gives rise to an obligation by the Sellers to repurchase any Mortgage Loans pursuant to this Agreement and the Sellers do so repurchase in accordance with the provisions of the this Agreement, no Event of Default shall occur under this Paragraph 11(a)(xviii)) or there shall have occurred any other event that could be reasonably expected to have a Material Adverse Effect on the ability of any Seller or the Servicer to collect a significant portion of Mortgage Loans or the ability of the Sellers or the Servicer to perform hereunder or a Material Adverse Effect has occurred in the financial condition or business of the Sellers since inception or the Servicer since September 30, 2006; or

(xix)(a) any litigation (including, without limitation, derivative actions), arbitration proceedings or governmental proceedings not disclosed in writing by any Seller to the Purchasers, Buyer and the Group Agents prior to the date of execution and delivery of this Agreement is pending against any Seller or the Servicer or any Affiliate thereof, or (b) any development not so disclosed has occurred in any litigation (including, without limitation, derivative actions), arbitration proceedings or governmental proceedings so disclosed, which, in the case of either clause (a) and/or (b), in the reasonable, good faith opinion of the Required Group Agents, could reasonably be expected to have a Material Adverse Effect on any Seller, the Servicer or either Performance Guarantor; or

(xx) the Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the IRC with regard to any of the assets of any Seller or the Servicer and such lien shall not have been released within 30 days, or the PBGC shall, or shall indicate its intention to, file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the assets of any Seller or the Servicer; or

(xxi) there shall exist a Margin Deficit that has not been cured within the time period set forth in Paragraph 4; or

(xxii) a successor Custodian shall not have been appointed and accepted such appointment within 180 days after the retiring Custodian shall have given written notice of resignation pursuant to Section 4.4 of the Custodial Agreement; or

(xxiii) Buyer shall cease to have a valid and perfected first priority security interest in the Mortgage Loans and the other Purchased Assets for the benefit of the Purchasers; or

(xxiv) either (i) AHMS’s Tangible Net Worth shall be less than $30,000,000 or (ii) AHMS’s Tangible Net Worth, combined with the Tangible Net Worth of AHM and AHMA shall be less than $147,000,000; or

(xxv) any Seller or Servicer shall fail to deliver to Buyer a Daily Market Value Report, a Loan Schedule or a Monthly Report on the day on which the same shall be required to be delivered and such failure shall continue for two (2) Business Days for a Daily Market Value Report or a Loan Schedule or five (5) Business Days for a Monthly Report; or

(xxvi) any Seller shall become subject to registration as an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

(b) If any Event of Default occurs, all Sellers shall be deemed the defaulting party with respect to any Event of Default. If an Event of Default shall have occurred and be continuing then, Buyer may, at its option by written notice to the Sellers, (i) declare the Repurchase Date for each Transaction hereunder, if it has not already occurred, to be deemed immediately to occur (except that, in the event that the Purchase Date for any Transaction has not yet occurred as of the date of such exercise, such Transaction shall be deemed immediately canceled), (ii) replace the Servicer in accordance with the Letter Agreement and (iii) direct or cause the Servicer or Sellers to direct, all Mortgagors to remit all Collections to an account specified by Buyer.

(c) If Buyer exercises the option referred to in subparagraph (b)(i) of this Paragraph 11, (i) the Sellers’ joint and several obligations hereunder to repurchase all Purchased Mortgage Loans in such Transactions at the Repurchase Price therefor on the Repurchase Date determined in accordance with subparagraph (b)(i) of this Paragraph, shall thereupon become immediately due and payable, (ii) all Collections paid or collected after such exercise shall be payable to and retained by Buyer and shall be applied to the aggregate unpaid Repurchase Price, Price Differential and any other amounts owing by Sellers hereunder and under the other Transaction Documents, (iii) Sellers shall, if directed by Buyer in writing, immediately deliver or cause the Custodian or the Servicer to deliver to Buyer any documents then in any Seller’s, Servicer’s or the Custodian’s possession relating to Purchased Mortgage Loans subject to such Transactions, including all Loan Documents and Mortgage Notes (if and to the extent not repurchased pursuant to (i) above) and (iv) Buyer may, by notice to Sellers, declare the Termination Date to have occurred.

(d) If Buyer exercises the option referred to in subparagraph (b)(i) of this Paragraph 11, then, Buyer may, without prior notice to Sellers, (i) immediately sell on a servicing released or servicing retained basis as Buyer deems desirable, in a recognized market at such price or prices as Buyer may in its sole commercially reasonable discretion deem satisfactory, any or all Purchased Mortgage Loans subject to such Transactions and apply the proceeds thereof to the aggregate unpaid Repurchase Prices, Price Differential and any other amounts owing by Sellers hereunder or under any other Transaction Document or (ii) in its sole commercially reasonable discretion elect, in lieu of selling all or a portion of such Purchased Mortgage Loans, to give Sellers credit for such Purchased Mortgage Loans in an amount equal to the price therefor on such date, obtained from a generally recognized source or the most recent closing bid quotation from such a source, against the aggregate unpaid Repurchase Prices and any other amounts owing by Sellers hereunder. The proceeds of any such disposition shall be applied first to the reasonable costs and expenses incurred by Buyer in connection with or as a result of an Event of Default; second to all Breakage Costs, costs of cover and/or related hedging transactions; third, to the aggregate and accrued Price Differential owed hereunder, fourth to the remaining aggregate Repurchase Prices owed hereunder and fifth, to any other accrued and unpaid obligations of Sellers hereunder and under the other Transaction Documents, and any remaining funds shall be promptly returned to Sellers. Additionally, the parties hereto agree that (i) Buyer may, at its option, by notice to the defaulting party, terminate the applicable Seller’s obligation to provide future Mortgagor Advances pursuant to the related Mortgage Contracts with respect to each Mortgage Loan, (ii) at its option, Buyer shall have the right (but not the obligation) to make any future Mortgagor Advances under the related Mortgage Contracts with respect to the Mortgage Loans and (iii) in connection with any sale of any Mortgage Loan, all rights and obligations of the related Seller with respect to such Mortgage Loan shall be sold with such Mortgage Loan (including, without limitation, the right to fund Mortgagor Advances and all rights and obligations under the Mortgage Contracts).

(e) The parties acknowledge and agree that (1) the Purchased Mortgage Loans subject to any Transaction hereunder are instruments traded in a recognized market, (2) in the absence of a generally recognized source for prices or bid or offer quotations for any Purchased Mortgage Loans, Buyer may establish the source therefor in its sole commercially reasonable discretion and (3) all prices, bids and offers shall be determined together with accrued interest (except to the extent contrary to market practice with respect to the relevant Purchased Mortgage Loans). The parties further recognize that it may not be possible to purchase or sell all of the Purchased Mortgage Loans on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Mortgage Loans may not be liquid at such time. In view of the nature of the Purchased Mortgage Loans, the parties agree that liquidation of a Transaction or the underlying Purchased Mortgage Loans does not require a public purchase or sale and that a good faith private purchase or sale shall not be deemed to have been made in a commercially unreasonable manner solely as a result of there not being a public sale. Accordingly, Buyer may elect the time and manner of liquidating any Purchased Mortgage Loan and nothing contained herein shall obligate Buyer to liquidate any Purchased Mortgage Loan on the occurrence of an Event of Default or to liquidate all Purchased Mortgage Loans in the same manner or on the same Business Day and no such exercise of any right or remedy shall constitute a waiver of any other right or remedy of Buyer.

(f) In addition to the foregoing, the Sellers shall be jointly and severally liable to Buyer for (i) the amount of all reasonable legal or other expenses incurred by Buyer in connection with or as a result of an Event of Default, (ii) damages in an amount equal to the cost (including all fees, expenses and commissions determined in good faith) of entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default and (iii) any other loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default in respect of a Transaction.

(g) To the extent permitted by applicable law, the Sellers shall be jointly and severally liable to Buyer for interest on any amounts owing by the Sellers hereunder, from the date any Seller becomes liable for such amounts hereunder until such amounts are (i) paid in full by or on behalf of such Seller or (ii) satisfied in full by the exercise of Buyer’s rights hereunder. Interest on any sum payable by the Sellers to Buyer under this Paragraph 11 shall be at a rate equal to the greater of the Pricing Rate for the relevant Transaction and the Default Rate.

(h) If an Event of Default occurs, Buyer shall have, in addition to its rights hereunder, any rights otherwise available to it under any other agreement entered into in connection with the Transactions contemplated by this Agreement or applicable law.

(i) The exercise by Buyer of remedies and the application of all of the provisions of this Paragraph 11 after the occurrence of an Event of Default shall be conducted in good faith and in a commercially reasonable manner.

12.	Servicing of the Purchased Mortgage Loans

(a) The parties hereto agree and acknowledge that, notwithstanding the purchase and sale of the Purchased Mortgage Loans contemplated hereby, Sellers shall cause the Purchased Mortgage Loans to be serviced by the Servicer in accordance with Accepted Servicing Practices for the benefit of each Seller and its assigns; provided, however, that the obligation of each Seller to cause the servicing of any Purchased Mortgage Loans for the benefit of Buyer as aforesaid shall cease upon the payment to Buyer of the Repurchase Price therefor.

(b) Sellers shall cause the Purchased Mortgage Loans to be serviced and administered and shall have full power and authority, acting alone, to cause the Servicer to do any and all things in connection with such servicing which Sellers may deem necessary or desirable and consistent with the terms of this Agreement and Paragraph 13 of the Letter Agreement, and may, subject to the other terms hereof, retain all principal prepayments and other Collections received by Sellers with respect to such Purchased Mortgage Loans pursuant to the terms hereof. Sellers, in performing the aforementioned duties, shall employ procedures (including collection procedures) and shall cause the Servicer to exercise the same care it customarily employs and exercises in servicing and administering construction mortgage loans for its own account, in accordance with Accepted Servicing Practices.

(c) Buyer may, in its sole discretion if an Event of Default shall have occurred and be continuing, (i) direct the Custodian to deliver all Loan Documents to Buyer or Buyer’s designee and (ii) terminate the Servicer as servicer with respect to any Purchased Assets, in each case at the cost and expense of Sellers.

13.	Single Agreement

Buyer and each Seller acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, Buyer and each Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations by any Seller shall constitute a default in respect of all Transactions hereunder, (ii) that each of Buyer (together with the Purchasers), on the one hand, and the Sellers, on the other hand, shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder (including, with respect to Buyer’s such right, to set off or net claims against the property of any Seller regardless of which Seller’s obligations are outstanding) and (iii) that payments, deliveries and other transfers made by Buyer or any Purchaser, on the one hand, and any Seller, on the other hand, in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted (including, with respect to Buyer’s such right, to set off or net claims against the property of any Seller regardless of which Seller’s obligations are outstanding).

14.	Notices and Other Communications

Except as otherwise expressly provided herein, all notices, statements, demands or other communications required or permitted under this Agreement shall be in writing (including, without limitation, overnight courier, electronic mail or facsimile communication). Such notices shall be effective upon receipt, or in the case of overnight courier, two (2) days after being deposited with such courier, or, in the case of notice by facsimile, when electronic confirmation of receipt is obtained, in each case if addressed to the applicable party at the address specified below (or as to any party to such other address as shall be subsequently designated by such party in a written notice to the other party hereto):

if to AHMA:

American Home Mortgage Acceptance, Inc.

538 Broadhollow Road

Melville, New York, 11747

Attention: General Counsel

Facsimile: (800) 209-7276

Telephone Confirmation: (516) 396-7703

if to AHM:

American Home Mortgage Corp.

538 Broadhollow Road

Melville, New York 11747

Attention: General Counsel

Facsimile: (800) 209-7276

Telephone Confirmation: (516) 396-7703

if to AHMIC:

American Home Mortgage Investment Corp.

538 Broadhollow Road

Melville, New York, 11747

Attention: General Counsel

Facsimile: (800) 209-7276

Telephone Confirmation: (516) 396-7703

if to AHMS:

American Home Mortgage Servicing, Inc.

538 Broadhollow Road

Melville, New York, 11747

Attention: General Counsel

Facsimile: (800) 209-7276

Telephone Confirmation: (516) 396-7703

if to Buyer:

ABN AMRO Bank N.V.

540 West Madison Street

Chicago, Illinois 60661 Attention: Therese Gremley

Facsimile: (312) 992-1527

E-mail Address: therese.gremley@abnamro.com

Telephone Confirmation: (312) 904-6263

15.	Payment of Expenses; Indemnity

(a) The Sellers agree jointly and severally to pay reasonably promptly following demand all reasonable out-of-pocket costs and expenses of Buyer, the Group Agents and the Purchasers in connection with the preparation, execution, delivery, modification, administration, amendment and enforcement of the Transaction Documents (including, without limitation, (i) all collateral review and UCC search and filing expenses; (ii) the reasonable fees and expenses of counsel, in connection with the preparation, execution and delivery of this Agreement and the other Transaction Documents; (iii) all initial and periodic audit costs (subject to the limitations set forth in Paragraph 11(h) of the Letter Agreement), (iv) all rating agency fees, and (v) the reasonable fees and expenses of counsel for Buyer, the Group Agents and the Purchasers with respect to advising it in connection with (A) the post-closing administration of this Agreement or of the other Transaction Documents; (B) any amendment, modification or waiver hereof or thereof; and (C) enforcement of any rights or remedies of Buyer, the Group Agents or the Purchasers hereunder or thereunder, whether in any action, suit or litigation, any bankruptcy, insolvency or other similar proceeding, including presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding and any proceeds ancillary thereto. The obligation of Sellers jointly and severally to pay such fees and expenses incurred prior to or in connection with the termination of this Agreement shall survive the termination of this Agreement.

(b) In addition to the foregoing, the Sellers hereby agree, jointly and severally, to indemnify and hold harmless each of the Buyer, the Group Agents, the Purchasers, any Affected Party, their respective successors, transferees, participants and assigns and all affiliates, officers, directors, shareholders, controlling persons, employees and agents of any of the foregoing (collectively, the “Indemnified Parties”) forthwith on demand, from and against any and all damages, losses, claims, liabilities and related reasonable costs and expenses, including attorneys’ fees and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of or relating to this Agreement or the exercise or performance of any of its or their powers or duties, in respect of any Mortgage Loan, or related to its or their possession of, or dealings with, the Purchased Assets, excluding, however, any Indemnified Amounts resulting from gross negligence, willful misconduct, or unlawful collection activity directed against a Seller under a mortgage loan included in the Purchased Assets on the part of such Indemnified Party.

(c) If for any reason the indemnification provided in Paragraph 15(b) above is unavailable to an Indemnified Party or is insufficient to hold an Indemnified Party harmless, then the Sellers shall jointly and severally contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and Sellers on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations. Each party hereto agrees that it shall not assert any claim against any Indemnified Party for, and no Indemnified Party will have any liability for, special, indirect, consequential or punitive damages in connection with the Transaction Documents, or the Transactions contemplated hereby.

16.	Buyer as Attorney-in-Fact

Buyer is hereby appointed on the date hereof the attorney-in-fact of each Seller for the purpose, following and during the continuance of an Event of Default, of carrying out the provisions of this Agreement and taking any action and executing any instruments that Buyer may, in good faith, deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, each Seller authorizes the Buyer to take any and all steps in such Seller’s name and on behalf of such Seller that are necessary or desirable, in the determination of the Buyer, to collect amounts due under the Purchased Assets, including, without limitation, to have the right and power, as of the date hereof, to be exercised only following and during the continuance of an Event of Default (i) to endorse notes, checks, or instruments and complete blanks in documents, (ii) to execute any financing statements and assignments of mortgages on behalf of such Seller, (iii) to receive, endorse and collect all checks made payable to the order of such Seller representing any payment on account of the principal of or interest on any of the Purchased Mortgage Loans and to give full discharge for the same, and (iv) to enforce the Purchased Assets and the other related rights.

17.	Wire Instructions

(a) Any amounts to be transferred by Buyer to any Seller hereunder shall be sent by wire transfer in immediately available funds to the account of Sellers set forth below, or at such other account as directed in writing to Buyer by the Sellers.

Bank: Deutsche Bank Trust Company Americas

Account Name: American Home Mortgage

Acct. No.: 00-380-082

ABA No. 021-001-033

(b) Any amounts to be transferred by any Seller to Buyer hereunder shall be sent by wire transfer in immediately available funds to the account of Buyer set forth below, or at such other account as directed in writing to Sellers by Buyer.

Bank: ABN AMRO Bank

New York, New York

Account Name: Amsterdam Funding Corp.

Acct. No.: 671042302550

ABA No. 026 0095 80

(c) Amounts received after 2:30 p.m., New York City time, on any Business Day shall be deemed to have been paid and received on the next succeeding Business Day.

18.	Entire Agreement; Severability

This Agreement, as supplemented by the Letter Agreement, shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

19.	Non assignability; Termination

(a) No Seller’s rights and obligations under this Agreement or under any Transaction shall be assigned by such Seller without the prior written consent of Buyer and any such assignment without the prior written consent of Buyer shall be null and void. Buyer and the Purchasers may assign their rights and obligations hereunder as set forth in the Letter Agreement. Subject to the foregoing, this Agreement and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

(b) Subparagraph (a) of this Paragraph 19 shall not preclude a party from assigning, charging or otherwise dealing with all or any part of its interest in any sum payable to it under Paragraph 11 hereof.

20.	Counterparts

This Agreement may be executed in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

21.	GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EACH PARTY HERETO HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN THE CITY OF NEW YORK FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING IN THIS PARAGRAPH 21 SHALL AFFECT THE RIGHT OF BUYER TO BRING ANY ACTION OR PROCEEDING AGAINST ANY SELLER OR ITS PROPERTY IN THE COURTS OF OTHER JURISDICTIONS. EACH PARTY HERETO CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO IT AT ITS ADDRESS FOR NOTICES HEREUNDER SPECIFIED IN PARAGRAPH 14.

(b) EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE AMONG ANY OF THEM ARISING OUT OF, CONNECTED WITH, RELATING TO OR INCIDENTAL TO THE RELATIONSHIP BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS.

22.	No Waivers, Etc.

No express or implied waiver of any Event of Default by Buyer shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by Buyer shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto.

23.	Use of Employee Plan Assets

(a) If assets of an employee benefit plan subject to any provision of ERISA are intended to be used by either party hereto (the “Plan Party”) in a Transaction, the Plan Party shall so notify the other party prior to the Transaction. The Plan Party shall represent in writing to the other party that the Transaction does not constitute a prohibited transaction under ERISA or is otherwise exempt therefrom, and the other party may proceed in reliance thereon but shall not be required so to proceed.

(b) Subject to the last sentence of subparagraph (a) of this Paragraph, any such Transaction shall proceed only if the Plan Party furnishes or has furnished to the other party its most recent available audited statement of its financial condition and its most recent subsequent unaudited statement of its financial condition.

(c) By entering into a Transaction pursuant to this Paragraph, any Plan Party shall be deemed (i) to represent to the other party that, since the date of such Plan Party’s latest such financial statements, there has been no material adverse change in such Plan Party’s financial condition which such Plan Party has not disclosed to the other party, and (ii) to agree to provide with respect to any outstanding Transaction the other party with future audited and unaudited statements of its financial condition as they are issued, so long as it is a Plan Party.

24.	Intent

(a) The parties hereto intend and acknowledge that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of the Bankruptcy Code (except insofar as the term of such Transaction would render such definition inapplicable), and a “securities contract” as that term is defined in Section 741 the Bankruptcy Code.

(b) The parties hereto understand that their right to accelerate or terminate this Agreement or to liquidate Mortgage Loans delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Paragraph 11 hereof, is a contractual right to accelerate, terminate or liquidate this Agreement or such Transaction as described in Sections 555 and 559 of the Bankruptcy Code.

(c) The parties hereto agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the FDIA, then each Transaction hereunder is a “qualified financial contract,” as that term is defined in the FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(d) It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

(e) It is understood and agreed that this Agreement constitutes a “master netting agreement “ as that term is defined in Section 101 of the Bankruptcy Code, and that any party’s right to cause the termination, liquidation, or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with, this Agreement or any Transaction is a contractual right to cause the termination, liquidation, or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with, this Agreement, any Transaction Document or any Transaction as described in Section 561 of the Bankruptcy Code.

(f) It is understood and agreed that any cash, securities or other property held by, pledged to, under the control of, or due from Buyer to any Seller pursuant to this Agreement or the Letter Agreement (including, without limitation, proceeds from the liquidation of Purchased Mortgage Loans in connection with the exercise of Buyer’s remedies hereunder upon an Event of Default) and any other transfers of cash or other property to Buyer pursuant to this Agreement or any other Transaction Document, in each case when so transferred, applied, setoff or paid, shall constitute “settlement payments” (as defined in Bankruptcy Code Section 741(8)) or “margin payments” (as defined in Bankruptcy Code Section 101(38)).

25.	Disclosure Relating to Certain Federal Protections

The parties hereto acknowledge that they have been advised that:

(a) in the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Securities Exchange Act of 1934 (“1934 Act”), the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to any Transaction hereunder;

(b) in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder; and

(c) in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

26.	Contribution with Respect to Seller Obligations.

(a) To the extent that any Seller shall make a payment under this Agreement, the Letter Agreement or any other Transaction Document (a “Seller Payment”) which, taking into account all other Seller Payments then previously or concurrently made by any other Seller, exceeds the amount which otherwise would have been paid by or attributable to such Seller if each Seller had paid the aggregate obligations of the Sellers hereunder and under the other Transaction Documents (collectively, the “Seller Obligations”) satisfied by such Seller Payment in the same proportion as such Seller’s “Allocable Amount” (as defined below) (as determined immediately prior to such Seller Payment) bore to the aggregate Allocable Amounts of each of the Sellers as determined immediately prior to the making of such Seller Payment, then, following payment in full in cash of the Seller Payment and the Seller Obligations, and the termination or expiration of all Commitments under the Letter Agreement, such Seller shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Seller for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Seller Payment.

(b) As of any date of determination, the “Allocable Amount” of any Seller shall be equal to the maximum amount of the claim which could then be recovered from such Seller under this Agreement and the other Transaction Documents without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(c) This Paragraph 26 is intended only to define the relative rights of the Sellers, and nothing set forth in this Paragraph 26 is intended to or shall impair the obligations of the Sellers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement and the other Transaction Documents. The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Seller or Sellers to which such contribution and indemnification is owing. The rights of the indemnifying Sellers against other Sellers under this Paragraph 26 shall be exercisable upon the full and indefeasible payment of the Seller Obligations in cash and the termination or expiry of the Commitments under the Letter Agreement.

[signature pages follow]

AMERICAN HOME MORTGAGEACCEPTANCE, INC., as a Seller

By:	/s/ Alan B. Horn
Name:	Alan B. Horn
Title:	Executive Vice President General Counsel & Secretary

AMERICAN HOME MORTGAGE CORP., as a Seller

By:	/s/ Alan B. Horn
Name:	Alan B. Horn
Title:	Executive Vice President General Counsel & Secretary

AMERICAN HOME MORTGAGE INVESTMENT CORP., as a Seller

By:	/s/ Alan B. Horn
Name:	Alan B. Horn
Title:	Executive Vice President General Counsel & Secretary

AMERICAN HOME MORTGAGE SERVICING, INC., as a Seller

By:	/s/ Alan B. Horn
Name:	Alan B. Horn
Title:	Executive Vice President General Counsel & Secretary

Signature Page to

Master Repurchase Agreement

ABN AMRO BANK N.V. in its capacity as Agent, as Buyer

By:	/s/ Kevin J. Hayes
Name:	Kevin J. Hayes
Title:	Director

By:	/s/ Therese Gremley
Name:	Therese Gremley
Title:	Vice President

Signature Page to

Master Repurchase Agreement

ANNEX I

BUYER ACTING AS AGENT

This Annex I forms a part of the Master Repurchase Agreement dated as of February 28, 2007 (the “Agreement”) among American Home Mortgage Acceptance, Inc., American Home Mortgage Corp., American Home Mortgage Investment Corp., American Home Mortgage Servicing, Inc. and ABN AMRO Bank N.V. (“ABN AMRO”). The parties acknowledge that ABN AMRO is entering into the Agreement as Buyer solely in its capacity as Agent for the Purchasers, who will be acting as principals thereunder, and this Annex I therefore sets forth certain terms and conditions governing all Transactions. Capitalized terms used but not defined in this Annex I shall have the meanings ascribed to them in the Agreement.

1.	Additional Representations.

Agent hereby represents, which representation shall continue during the term of any Transaction that each Purchaser has duly authorized Agent to execute and deliver the Agreement and enter into Transactions on its behalf.

2.	Identification of Purchasers.

The Purchasers for whom Agent is acting as Buyer under the Agreement may change from time to time as set forth in the Letter Agreement. Each Seller acknowledges that Agent shall not have any obligation to provide it with confidential information regarding the financial status of the Purchasers.

3.	Multiple Principals.

In the event that Agent at any time is acting for more than one Purchaser in respect of Transactions under the Agreement, Agent and each Seller hereby agrees to aggregate such Transactions as if they were transactions by a single Purchaser, except to the extent that the Letter Agreement expressly requires otherwise. The parties agree that (i) the margin maintenance obligations of each Seller under Paragraph 4(a) of the Agreement shall, subject to any greater requirement imposed by applicable law, be determined on an aggregate basis for all Transactions entered into by Buyer; and (ii) Buyer’s remedies upon the occurrence of an Event of Default shall be determined as if all Purchasers were a single Buyer.

4.	Interpretation of Terms.

All references to “Buyer” in the Agreement shall, subject to the provisions of this Annex I, be construed to reflect that (i) each Purchaser shall have, in connection with any Transaction or Transactions entered into by Agent on its behalf, the rights, responsibilities, privileges and obligations of a “Buyer”, directly entering into such Transaction or Transactions with the other party under the Agreement, and (ii) the Purchasers have designated Agent as their sole agent for performance of Buyer’s obligations to Sellers, and for receipt of performance by each Seller of its obligations to Buyer, in connection with any Transaction or Transactions under the Agreement (including, among other things, as Agent for each Purchaser in connection with transfers of securities, cash or other property and (except as otherwise provided in the Letter

Agreement) as agent for giving and receiving all notices under the Agreement). Both Agent and the Purchasers shall be deemed “parties” to the Agreement and all references to a “party” or “either party” in the Agreement shall be deemed revised accordingly.

EXHIBIT A

ELIGIBLE MORTGAGE LOAN CRITERIA

“Eligible Mortgage Loan” shall mean, at any time, a Mortgage Loan:

(a) which is either an OTC Loan or a TTC Loan and under which the initial Mortgagor Advance has been funded by the applicable Seller prior to the related Purchase Date;

(b) which is not an Unapproved Mortgage Loan;

(c) which is secured by a first priority Mortgage in the related Mortgaged Property;

(d) which is not a Delinquent Loan or Defaulted Loan;

(e) which (i) has been directly originated by the applicable Seller or (ii) has been purchased by the applicable Seller from Waterfield and re-underwritten by the Servicer using such Seller’s complete underwriting standards for directly originated Mortgage Loans and satisfies and complies with all applicable requirements of the Credit and Collection Policy;

(f) for which the Mortgagor is required to make monthly payments of principal and/or interest;

(g) for which the Mortgagor has been directed to make all Monthly Payments and all repayments of principal thereon to a Lock-Box or a Collection Account;

(h)(i) which has been originated in accordance with, and complies with all applicable requirements of the Credit and Collection Policy in effect at the time of such origination, which was designed to provide guidelines in underwriting the creditworthiness of the Mortgagors and to determine the Mortgagors’ ability to repay the debt, (ii) with respect to which, in accordance with the Credit and Collection Policy, the applicable Seller considered, among other things, the credit history of the Mortgagor and other credit indicators such as income verification and/or debt-to-income ratios of the Mortgagor, and (iii) which was originated in compliance with local, state and federal law applicable thereto at the time of origination, including without limitation, required disclosures of points, charges and fees;

(i) which was not originated based solely on an estimation of the value of the Mortgaged Property without any consideration of the potential ability of the Mortgagor to repay the amount owed under the Mortgage Loan;

(j) with respect to which Buyer has a valid and perfected first priority security interest, free and clear of any other Lien;

(k) which, if a Wet Loan, such Mortgage Loan was not originated more than 10 days prior to such date of determination;

(l) that is denominated and payable only in United States dollars within the United States and with respect to which the related Mortgagor is a natural person who is a United States citizen or resident alien of the United States;

(m) which is serviced in accordance with the Accepted Servicing Practices and the Credit and Collection Policy;

(n) with respect to which the related Mortgagor is not a government or a governmental subdivision or agency;

(o) with respect to which (i) the related Mortgaged Property is a single family detached home and is not a Manufactured Home or a mobile home and (ii) the related Mortgagor is not a developer and, to the knowledge of the applicable Seller, the residence to be constructed on the related Mortgaged Property is not being constructed for speculative purposes;

(p)(i) the Mortgage Note, Mortgage and, if applicable, the Mortgage Contract with respect to which contain customary and enforceable provisions adequate for realization of the benefits of the collateral, (ii) the Mortgage Note for which is considered a “promissory note” within the meaning of the UCC of all applicable jurisdictions, (iii) has not been assigned or pledged, the applicable Seller has good title thereto and such Seller is the sole owner free and clear of any and all liens, encumbrances, pledges, security interests of any nature, except for utility easements, rights-of-way and similar customarily permitted encumbrances, and (iv) with respect to which the related Mortgaged Property is not subject to any delinquent tax or assessment lien;

(q) which, together with the related Mortgage, is not subject to any dispute, claim, right of rescission, set-off, counterclaim or other defense or right of an obligor or guarantor;

(r) which, together with the related Mortgage, Mortgage Note and Mortgage Contract, does not contravene in any material respect any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collections practices, usury, abusive and predatory lending and privacy) and with respect to which, no party to the related Mortgage, Mortgage Note and Mortgage Contract is in violation of any such law, rule or regulation in any material respect;

(s) with respect to which the Mortgage Note (properly signed by the related Mortgagor, in full financial effect and endorsed in blank) together with the other Loan Documents required to be delivered to the Custodian pursuant to the Custodial Agreement shall have been delivered to the Custodian to hold for the benefit of the Purchasers unless such Mortgage Loan is a Wet Loan which was originated not more than 10 days prior to such date of determination;

(t) with respect to which the related Mortgaged Property is insured by an ALTA or equivalent lender’s title policy, insuring the originator of such Mortgage Loan as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan, the insurer of which is qualified to do business in the state in which the related Mortgaged Property is located;

(u) with respect to which, if the Mortgaged Property relating to such Mortgage Loan is in an area designated as a flood area by the Federal Emergency Management

Exhibit A-2

Agency, a flood insurance policy is in effect that meets the requirements of the current guidelines of the Federal Insurance Administration, is with a generally acceptable insurance carrier and is in an amount not less than the Outstanding Principal Balance of such Mortgage Loan and the related Mortgaged Property is covered by fire, hazard, homeowner’s and other appropriate insurance, which name the applicable Seller or Servicer as loss payee;

(v) with respect to which (i) the related Mortgagor was not required to purchase any credit life, disability, accident or health insurance product as a condition of obtaining the Mortgage Loan and (ii) the related Mortgagor was not required to obtain a prepaid single-premium credit life, disability, accident or health policy in connection with the origination of the Mortgage Loan;

(w) with respect to which the related Mortgage and Mortgage Note contain provisions that permit foreclosure for nonpayment of such Mortgage Loan;

(x) with respect to which the related Mortgaged Property is free and clear of any damage that would materially and adversely affect its value;

(y) with respect to which no material defaults, breaches, violations or events of acceleration have occurred or been waived under the related Mortgage, Mortgage Note or Mortgage Contract;

(z) with respect to which the applicable Seller has full right to sell, assign and transfer the Mortgage Loan, including the Mortgage, the Mortgage Note and the Mortgage Contract, without the consent of the related Mortgagor or any other Person;

(aa) such Mortgage Loan and the underlying Mortgage, Mortgage Note and Mortgage Contract are legal, valid and binding obligations of the related Mortgagor, duly and properly executed by the parties thereto, enforceable against such Mortgagor in accordance with their terms;

(bb) such Mortgage Loan is a whole loan and not a participation interest;

(cc) with respect to which there is only one original executed Mortgage Note;

(dd) which constitutes a “mortgage loan” within the meaning of the Bankruptcy Code;

(ee) which does not contain any shared appreciation or other contingent interest feature;

(ff) with respect to which the related Mortgage Note contains provisions for the acceleration of the payment of the Outstanding Principal Balance of such Mortgage Loan if, without complying with the requirements of such Mortgage Note, the related Mortgaged Property, or any controlling interest therein, is directly or indirectly transferred or sold;

(gg) which, if an OTC Loan, has an original maximum construction completion term of 18 months;

Exhibit A-3

(hh) which, if a TTC Loan, has an original maximum construction completion term of 20 months;

(ii) with respect to which the original construction completion term set forth at the time of origination has not been extended more than 2 times or for a period greater than 6 months in the aggregate;

(jj) with respect to which the conversion date or permanent loan commencement date has not occurred and such Mortgage Loan has not otherwise been converted to, substituted with or replaced by, a permanent mortgage loan or otherwise repaid;

(kk) with respect to which (i) the underlying Mortgaged Property and all buildings, fixtures, other improvements and all building materials located on the Mortgaged Property are covered by hazard and builder’s general liability and risk insurance equal to at least 100% of the insurance value of any improvements on the property and which names either the related Seller or Servicer as loss payee and (ii) to the extent required by the underlying Mortgage Contract, the related builder and/or Mortgaged Property shall be covered by performance bonds, workmen’s compensation and other insurance related thereto;

(ll) with respect to which the related Seller is not in default in any material respect under the terms of the related Mortgage Contract;

(mm) with respect to which all conditions precedent set forth in the related Mortgage Contract with respect to each related Mortgagor Advance have been satisfied or waived by the Servicer in accordance with the Credit and Collection Policy;

(nn) which either (i) automatically converts at the end of the construction term to a permanent loan having no more than a 30-year fixed rate or adjustable rate amortization schedule without the execution of any other agreement, instrument, mortgage, or modification or (ii) will be refinanced by a permanent loan at the end of the construction term having no more than a 30-year fixed rate or adjustable rate amortization schedule and which has been pre-arranged, underwritten, approved and committed to by the applicable Seller and will be secured by a mortgage on the same Mortgaged Property; and

(oo) with respect to which, at the time such Mortgage Loan was originated or purchased, no improvement located thereon or being a part of the applicable Mortgaged Property was in violation of any applicable zoning law or regulation or lay outside the boundaries of the related Mortgaged Property;

(pp) with respect to which, the Mortgagor is not a debtor in any state or federal bankruptcy or insolvency proceeding;

(qq) with respect to which all points and fees related were disclosed in writing to the applicable Mortgagor in accordance with applicable state and federal law and regulation;

(rr) in connection with the origination of which, an appraisal of the related Mortgaged Property was obtained from a qualified appraiser, satisfactory to the applicable originator, who had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of such Mortgage Loan, such appraisal was in a form acceptable to FNMA (if applicable);

Exhibit A-4

(ss) with respect to which the related Mortgage Note or Mortgage does not require the holder thereof to release all or any portion of the Mortgaged Property from the lien of the related Mortgage except upon payment in full of all amounts due under such Mortgage Loan;

(tt) with respect to which the applicable Repurchase Date has not yet occurred;

(uu) with respect to which the related Seller has no actual notice of the commencement of a proceeding for the condemnation of all or any material portion of the Mortgaged Property;

(vv) which is not and is not subject to being cross-collateralized with any other Mortgage Loan;

(ww) with respect to which the terms of the related Mortgage, Mortgage Note and Mortgage Contract have not been impaired, waived, altered, or modified in any material respect;

(xx) with respect to which all escrow deposits relating to such Mortgage Loan that are as of the related closing date, required to be deposited with the Mortgagee or its agent have been so deposited;

(yy) with respect to which, if the related Mortgage is a deed of trust, a trustee, duly qualified under applicable law to serve as such, is properly designated and serving under such Mortgage;

(zz) with respect to which the related Seller has not received actual notice of any event (other than payments due but not yet delinquent) that, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach or event of acceleration;

(aaa) with respect to which no holder of the Mortgage Loan has advanced funds or induced, solicited or knowingly received any advance of funds from a party other than the owner of the related Mortgaged Property, directly or indirectly for the payment of any amount required by the Mortgage Loan;

(bbb) with respect to which the related Mortgage provides that any insurance proceeds or condemnation proceeds will be applied either to restore or repair the Mortgaged Property or to repay the principal of the Mortgaged Loan.

(ccc) with respect to which the related Mortgaged Property is located within the United States and the Mortgaged Property consists of land and a single family detached residence under construction;

Exhibit A-5

(ddd) which is not (a) a Mortgage Loan subject to 12 CFR Part 226.31, 12 CFR Part 226.32 or 226.34 of Regulation Z, the regulation implementing the Truth-in-Lending Act, which implements the Home Ownership and Equity Protection Act of 1994, as amended, or (b) classified and/or defined, as a “high cost”, “threshold”, “predatory” or “covered” loan (or a similarly classified loan using different terminology under a law imposing additional legal liability for Mortgage Loans having high interest rates, points and/or fees) under any other applicable state, federal or local law;

(eee) with respect to which all filings required by all applicable laws in order to preserve the applicable Seller’s first priority Mortgage and preserve the applicable Seller’s rights as against the applicable Mortgagor and the applicable builder throughout the construction period have been duly and timely filed, including without limitation any required filings of the Mortgage and all modifications, riders and addendums thereto, the Mortgage Contract, the construction contract, notices of commencement, UCC financing statements, and affidavits.

(fff) which, if the Loan-to-Value Ratio for such Mortgage Loan is in excess of 80%, the applicable Mortgagor under such Mortgage Loan has primary mortgage insurance;

(ggg) with respect to which neither the related Seller nor Servicer has received notice of any relief requested or granted to the applicable Mortgagor under such Mortgage Loan pursuant to the Service Members Civil Relief Act of 2003;

(hhh) with respect to which the construction of the related Mortgaged Property shall be performed by a builder (i) acceptable to the applicable Seller, in accordance with the Credit and Collection Policy (ii) which is not an Affiliate of any Seller;

(iii) which, (i) if the related Mortgage Contract contains a commitment of $1,000,000 or less, has a FICO Score of at least 600, (ii) if the related Mortgage Contract contains a commitment of greater than $1,000,000, has a FICO Score of at least 700, and (iii) if the related Mortgage Contract contains a commitment of greater than $1,000,000 and such Mortgage Loan has a Loan-to-Value Ratio of more than 70%, has a FICO Score of at least 740;

(jjj) the FICO Score of which, when included in the weighted average of the FICO Scores for all Purchased Mortgage Loans on any date of determination, does not cause such weighted average FICO Score to be less than 680;

(kkk) which, (i) if the related Mortgage Contract contains a commitment of $1,000,000 or less, has a Loan-to-Value Ratio of not more than 90% and (ii) if the related Mortgage Contract contains a commitment of greater than $1,000,000, has a Loan-to-Value Ratio of not more than 70%;

(lll) the Loan-to-Value Ratio of which, when included in the weighted average of the Loan-to-Value Ratios for all Purchased Mortgage Loans on any date of determination, does not cause such weighted average Loan-to-Value Ratio to be more than 75%; and

(mmm) the Mortgage Contract related to which does not contain a commitment of greater than $3,000,000;

Exhibit A-6

provided however, that no Mortgage Loan originated by Waterfield and purchased by a Seller shall be an Eligible Mortgage Loan after the date which is 180 days after the date hereof.

Exhibit A-7

EXHIBIT B

CONCENTRATION PERCENTAGES

Mortgage Loans. The Concentration Limit with respect to Mortgage Loans for any Concentration Category shall mean, as of any date of determination, the product of (a) the Concentration Percentage for such Concentration Category as of such date, and (b) the aggregate Outstanding Principal Balance of all Purchased Mortgage Loans as of such date.

Concentration Category	Concentration Percentage
Maximum Single Builder/Developer Concentration Limit	2%
Maximum Single State Concentration Limit	15% (New York, California, Florida and Texas) 7.5% (all other states)
Mortgage Loans with commitments greater than $1,000,000	35%
Mortgage Loans with commitments greater than $2,000,000	10%
Mortgage Loans with FICO Scores less than 660	15%
Mortgage Loans with original construction period term greater than 12 months	35%
Mortgage Loans purchased from Waterfield	2%
Maximum Wet Loan Funding	5%